Exhibit 99n.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement (No. 333-204915) on Form N-2 of Newtek Business Services Corp. and Subsidiaries of our reports dated March 15, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 22, 2016, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Selected Financial Data”, and “Senior Securities” in such Prospectus.

/s/ RSM US LLP

New York, New York

April 22, 2016